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                                                                EXHIBIT 11(C)(5)

                     NONDISCLOSURE / NO CONFLICT AGREEMENT


This AGREEMENT is made and entered into as of May 16, 1996, by and between METROCALL, INC., a Delaware corporation (the "Company"), and RAY D. RUSSENBERGER ("Russenberger").

                              STATEMENT OF PURPOSE

         Russenberger has been employed as Vice Chairman of A+ Network, Inc. ("A+ Network") since October 24, 1995, and previously served as Chairman of the Board of Directors and Chief Executive Officer of Florida-Network USA, Inc. from December 1988 until October 1995. His most recent service has been pursuant to an employment agreement dated as of March 21, 1996 and effective as of November 1, 1995 between Russenberger and A+ Network (the "Employment Agreement"). Russenberger will terminate the Employment Agreement and his employment with A+ Network as of the Effective Time ("Effective Time") of the Agreement and Plan of Merger of even date herewith ("Merger Agreement") by and between A+ Network and the Company. Russenberger will agree not to compete with the Company (which will be the successor, through merger, of A+ Network) for the term described herein.

                                   AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Russenberger hereby agree as follows:

1. ACKNOWLEDGMENTS. Russenberger acknowledges that A+ Network's and the Company's business and services are highly specialized, that the identity and particular needs of their customers and suppliers are not generally known, and that the documents and information regarding their customers, suppliers, services, methods of operation, sales, pricing, and costs are highly confidential and constitute trade secrets. Russenberger further acknowledges that the services he has rendered to A+ Network have been of a special and unusual character that have a unique value to A+ Network and the Company, and that Russenberger has had access to trade secrets and confidential information belonging to A+ Network and the Company, the loss of which cannot adequately be compensated by damages in an action at law.
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 2.      DATE AND NATURE OF TERMINATION.  Russenberger's employment with A+
         Network and its subsidiaries is hereby terminated as of Effective Time (the "Termination Date"), and Russenberger hereby tenders his resignation from any positions he now has with A+ Network, including as an officer, director, or member of any advisory boards or committees, all such resignations to be effective as of the Termination Date. Russenberger acknowledges and agrees that his termination shall be treated as a "voluntary resignation" as described in paragraph 4(b) of the Employment Agreement and with the effect set forth in the Employment Agreement as of March 21, 1996. This Agreement is contingent on and subject to the Closing under the Merger Agreement, and neither party shall be bound by it unless and until the Closing occurs.

3. ACCRUED BONUSES. Russenberger acknowledges that he is not entitled to any accrued but unpaid bonuses as of the date hereof.

4. PAYMENT. Subject to Russenberger's full compliance with the terms of this Agreement including the conditions set forth below, the Company shall pay to Russenberger periodic payments at a rate equal to $325,000 per year from the Termination Date until the third anniversary of the Termination Date, payable no less frequently than monthly. All amounts paid under this paragraph 4 shall be subject to and reduced by applicable federal and state withholding taxes, if any.

5. BENEFIT PLANS AND FRINGE BENEFITS. Between the Termination Date and the third anniversary of the Termination Date, Russenberger shall be entitled to participate in the life, medical, and disability benefits programs of the Company to the extent (i) (I) the Company can arrange such participation at a cost to the Company comparable to that applicable to covering a current employee and (II) the Company can obtain the agreement of its third- party insurers and stop-loss carriers and (ii) such participation is not prohibited by law or such as to call into question the otherwise applicable tax treatment for plans coverning employees. Except as provided in the foregoing sentence, as of the Termination Date, Russenberger shall not have the right to participate in or receive any benefit under any employee benefit plan of A+ Network, the Company, or any of their affiliates, any fringe benefit plan of the Company or A+ Network, or any other plan, policy, or arrangement of the Company or A+ Network providing benefits or perquisites to employees of the Company or A+ Network generally or individually. Russenberger





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         acknowledges and agrees that any medical coverage provided hereunder shall be in lieu of and not in addition to any coverage required by
         Section 4980B of the Internal Revenue Code ("COBRA") (with respect to which the Company will provide Russenberger with a separate notice as required by COBRA). Notwithstanding the foregoing, Russenberger may elect the payment of benefits to which he is entitled under any 401(k) plan of A+ Network as provided under the terms of any such plan. The provision by the Company of benefits (other than the 401(k) payments) described in this paragraph are conditional upon Russenberger's compliance with all conditions to receipt of payments specified in paragraph 4 above.

6. NONCOMPETITION. From the Termination Date until Russenberger ceases to be a member of the Board of Directors of the Company (the "Board"), Russenberger will not:

         (a) serve as or be a consultant to or employee, officer, agent, director, or owner of more than three percent of another corporation, partnership, or other entity that competes with the paging, voicemail, telemessaging, or cellular operations of the Company; or

         (b) solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates who is an officer or a manager of any department.

         The Company's obligations under paragraphs 4 and 5 hereof are expressly conditioned upon Russenberger's strict compliance with the provisions of this paragraph 6.

7. DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as may be required by the lawful order of a court or agency of competent jurisdiction, Russenberger agrees to keep secret and confidential indefinitely all non-public information concerning A+ Network, the Company, or their affiliates that was acquired by or disclosed to Russenberger during the course of his employment by A+ Network or any of its affiliates or predecessors or during his dealings with the Company and its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information, and financial statements), costs and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly,





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         to any other person, firm, or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 7 shall not apply to information that is in the public domain or that was disclosed to Russenberger by independent third parties who were not bound by an obligation of confidentiality; and provided, further, that the Company recognizes that Russenberger has, during the course of his employment with A+ Network, acquired certain general information regarding the financial condition and borrowing trends of A+ Network's customers and agrees that the provisions of this paragraph 7 shall not apply to the use of such general information provided the use thereof does not violate applicable Federal or state laws or the provisions of paragraph 6 hereof. Russenberger further agrees that he will not make any statement or disclosure that would be prohibited by applicable Federal or state laws and, for twelve months from the Termination Date, he will not make any statement or disclosure or express any opinion or interpretation regarding A+ Network or the Company or their financial condition or operations that is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

         Russenberger acknowledges that a violation of this covenant is a material breach of this Agreement.

8. REMEDIES. Russenberger hereby acknowledges that the remedies at law for any breach of the covenants and obligations contained in this Agreement will be inadequate and that, in the event of a breach or a threatened breach of any of the provisions of this Agreement, the Company shall be entitled to preliminary restraining orders, injunctions, or such equitable remedies as may be appropriate, in addition to all other remedies available to the Company. In addition, Russenberger agrees that a breach by him of any of the covenants and agreements contained herein shall be deemed a breach of all such covenants and agreements and shall entitle the Company, among other things, to cease payments under paragraph 4 hereof and take such steps as may be necessary to recover payments previously made to Russenberger under paragraph 4 hereof.

         Should a court of competent jurisdiction determine that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then the Company and Russenberger intend and agree that the court shall construe this Agreement in such a manner as to impose only those





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         restrictions on the conduct of Russenberger that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, then it is expressly understood and agreed by the Company and Employee that those covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provision hereof.

9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws of Delaware, without giving effect to any conflicts of law provisions.

10. BINDING EFFECT. This Agreement shall bind and inure to the benefit of A+ Network, the Company, its successors and assigns, and Russenberger and his heirs and legal representatives. Russenberger may not assign this Agreement and the rights hereunder.

11. VOLUNTARY AGREEMENT; REASONABLENESS. Russenberger hereby represents that he has carefully read and completely understands the provisions of this Agreement and that he has entered into this Agreement voluntarily. Russenberger has carefully considered the provisions hereof and consulted with counsel of his own choosing, and, having done so, agrees that the restrictions set forth in paragraphs 6 and 7 hereof (including, but not limited to, the time periods of restriction in each such paragraphs and the geographical area of restriction set forth in paragraph 6 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Company.

12.      SEPARATE COVENANTS.    This Agreement shall be deemed to consist of a
         series of separate covenants.

13. LITIGATION ASSISTANCE. Russenberger agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting A+ Network, its predecessors, the Company, or their affiliates in which -- in the reasonable judgment of the Company's counsel -- Russenberger's assistance or cooperation is needed. Russenberger shall, when





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         the Company requests, provide testimony or other assistance and shall travel at the Company's request in order to fulfill this obligation. In connection with such litigation or investigation, the Company shall attempt to accommodate Russenberger's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Russenberger for any reasonable expenses (other than legal fees) incurred in connection with such matters.

 14. ADMISSIONS. Russenberger acknowledges that the Company's payment of the consideration described herein is made in good faith and shall never for any purpose be considered an admission of liability on the part of the Company, by whom liability is expressly denied, and no past or present wrongdoing on the part of the Company shall be implied by such payment.

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Company and Russenberger and supersedes all prior agreements relating to the subject matter hereof (including the Employment Agreement), and may be changed only by a writing signed by the parties hereto. Any and all prior representations, statements, and discussions regarding the subject matter of this Agreement have been merged into and/or replaced by the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives, under seal and with the intent that this Agreement shall constitute a sealed instrument, as of the day and year first above written.


                                                   METROCALL, INC.

Date:   5/16/96                            By: /s/ VINCENT D. KELLY
     ------------                             ---------------------------
                                               Vincent D. Kelly
                                               Chief Financial Officer



Date:   5/16/96                            By: /s/ RAY D. RUSSENBERGER
     ------------                             ---------------------------
                                               Ray D. Russenberger





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